Exhibit 99.1

Elephant Talk Achieves NYSE MKT LLC Compliance; Meets NYSE MKT LLC Listing Standards and Requirements

OKLAHOMA CITY, OK — November 21, 2014 - Elephant Talk Communications Corp. (NYSE MKT: ETAK) (“Elephant Talk” or the “Company”), a global provider of Software Defined Network Architecture (ET Software DNA® 2.0) platforms and cyber security solutions, today announced that it has received official notification from NYSE Regulation, Inc. dated November 20, 2014 that the Company is now in compliance with the listing requirements of Part 10 of the NYSE MKT LLC (the "Exchange") Company Guide (the “Company Guide”).

As a result of meeting the Exchange’s listing standards, the Company will be removed from the list of noncompliant issuers posted on the Exchange's website.

Mr. Steven van der Velden, Chairman and Chief Executive Officer of Elephant Talk commented, "I am pleased to report that we have regained full compliance with the NYSE MKT LLC's listing requirements. Supported by improving operating performance and a strengthened balance sheet, our team can now focus its full efforts on growing Elephant Talk’s mobile core network management platform and capitalizing on the potential of our cyber security product portfolio to deliver long-term value to our stockholders."

About Elephant Talk Communications Corp.:

Elephant Talk Communications Corp. (NYSE MKT: ETAK), is a global provider of mobile proprietary Software Defined Network Architecture (ET Software DNA® 2.0) platforms for the telecommunications industry. The Company empowers Mobile Network Operators (MNOs), Mobile Virtual Network Operators (MVNOs), Enablers (MVNEs) and Aggregators (MVNAs) with a full suite of applications, superior industry expertise and high quality customer service without the need for substantial upfront investment. Elephant Talk counts several of the world’s leading MNOs and technology companies amongst its customers and partners, including Vodafone, T-Mobile, Zain, Iusacell and HP. Visit: www.elephanttalk.com.

Forward-Looking Statements:

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Elephant Talk's plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Elephant Talk's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Elephant Talk may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Elephant Talk also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Elephant Talk's filings with the Securities and Exchange Commission (the "SEC"), copies of which are available from the SEC or may be obtained upon request from Elephant Talk.

Contacts:

Investor Relations:

Steve Gersten

Capital Markets Group

813-926-8920

steve@capmarketsgroup.com

Public Relations:

Michael Glickman

MWG CO.

917-596-1883

mike@mwgco.net